EXHIBIT 10.6

EXHIBIT H

TO: The Holders of WeTrade Group Inc. Common Stock

To Whom It May Concern:

This letter will confirm my agreement to vote all shares of WeTrade Group Inc. (“WETG”) voting stock over which I have voting control in favor of any resolution presented to the shareholders of WETG to approve the issuance, in the aggregate, of more than 19.99% of the number of shares of common stock of WETG outstanding on the date of closing pursuant to that certain Securities Purchase Agreement, dated March __, 2023, among WETG and the purchasers signatory thereto (the “Purchase Agreement”), Section 3(b) of the Warrants, Section 5(b) of the Debentures, a reverse split of the Common Stock and the other agreements entered into in connection therewith or as otherwise may be required by the applicable rules and regulations of the Nasdaq Capital Market (or any successor entity). This agreement is given in consideration of, and as a condition to enter into such Purchase Agreement and is not revocable by me.

This letter is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

By:
Name of Shareholder: Number of voting shares over which I have voting control: _________________